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                                                                       EXHIBIT 2

                             STOCKHOLDER AGREEMENT

   THIS STOCKHOLDER AGREEMENT (the "Stockholder Agreement"), dated December 12, 1999, is by and between USWeb Corporation, a Delaware corporation (the "Company"), and the undersigned stockholder ("Stockholder") of Whittman-Hart, Inc., a Delaware corporation ("Parent").

                                    RECITALS

     A. WHEREAS, concurrent with the execution of this Stockholder Agreement, Parent, the Company and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated of even date herewith (as amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent (the "Merger").

     B. WHEREAS, the Stockholder owns shares, par value $0.001 per share, of common stock of Parent (the "Shares") in the amounts set forth opposite the Stockholder's name and signature on the signature page hereof.

     C. WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company desires that the Stockholder agree, and the Stockholder is willing to agree, to enter into this Stockholder Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Stockholder Agreement:

     (a) "Affiliate" means, as to any specified Person, (i) any stockholder, equity holder, officer, or director of such Person and their family members or
(ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person
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shall include securities Beneficially Owned by all other Persons with whom such
Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

     (c) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

     2. Disclosure. The Stockholder hereby agrees to permit the Company and Parent to publish and disclose in the S-4 Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Stockholder Agreement.

     3. Voting of Parent Stock. The Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of
(a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the "Termination Date"), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof, including the amendment of Parent's Certificate of Incorporation to increase the number of authorized shares to allow for issuance of Shares by virtue of the Merger, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of Parent under the Merger Agreement or the Stockholder under this Stockholder Agreement (after giving effect to any materiality or similar qualifications contained therein) and (iii) except as otherwise agreed to in writing in advance by the Company, against the following actions (other than the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent, (B) a sale, lease or transfer of a material amount of assets of Parent, or a reorganization, recapitalization, dissolution or liquidation of Parent; (C)(1) any change in a majority of the individuals who constitute Parent's Board of Directors; (2) any change in the present capitalization of Parent or any amendment of Parent's Certificate of Incorporation or By-Laws; (3) any material change in Parent's corporation structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement. The Stockholder agrees that he will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3. Notwithstanding the foregoing, nothing in this
Section 3 shall require the Stockholder to exercise any options with respect to Parent Shares.
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     4.  Grant of Proxy; Appointment of Proxy. (a) The Stockholder hereby irrevocably grants to, and appoints, the Board of Directors of the Company, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of such Shares as set forth in
Section 3 hereof. The Stockholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Stockholder Agreement.

     (b) The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such irrevocable proxy. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given to secure the performance of the duties of the Stockholder under this Stockholder Agreement. The Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

     5. Covenants, Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to, and agrees with, the Company as follows:

     (a) Ownership of Shares. The Stockholder is the sole record and Beneficial Owner of the number of Shares opposite the Stockholder's name on the signature page hereof. On the date hereof, the Shares set forth opposite the Stockholder's name on the signature page hereof constitute all of the Shares owned of record or Beneficially Owned by the Stockholder or to which the Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Stockholder Agreement, in each case with respect to all of the Shares set forth opposite the Stockholder's name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Stockholder Agreement.

     (b) Authorization. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Stockholder Agreement. The execution, delivery and performance of this Stockholder Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement.
This Stockholder Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Stockholder Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this Stockholder Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person is accordance with its terms.
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     (c) No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Stockholder Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Stockholder Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its properties or assets.

     (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Section 3 and 4 hereof, the Stockholder's Shares at all times during the term hereof will be Beneficially Owned by the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

     (e) No Solicitation. The Stockholder agrees not to take any action inconsistent with or in violation of Section 6.2 of the Merger Agreement.

     (f) Restriction on Transfer, Proxies and Non-Interference. The Stockholder shall not, directly or indirectly (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares or any interest therein, (ii) except as contemplated by this Stockholder Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Stockholder Agreement.

     (g) Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Stockholder Agreement.

     6.  Stop Transfer Legend.

     (a) The Stockholder agrees and covenants to the Company that the Stockholder shall
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not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Stockholder Agreement.

     (b) Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Stockholder Agreement.

     7. Further Assurances. From time to time, at the Company's request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement.

     8. Stockholder Capacity. If the Stockholder is or becomes during the term hereof a director or an officer of Parent, the Stockholder makes no agreement or understanding herein in his capacity as such director or officer. The Stockholder signs solely in his capacity as the record and Beneficial Owner of the Stockholder's Shares.

     9. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date or (b) the Effective Time.

     10.  Miscellaneous.

     (a) Entire Agreement. This Stockholder Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Certain Events. Subject to Section 5(f) hereof, the Stockholder agrees that this Stockholder Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Stockholder Agreement.

     (c) Assignment. This Stockholder Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto, provided that the Company may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Company, but no such assignment shall relieve the
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Company of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendment and Modification. This Stockholder Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or
(ii) [five] days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

     If to the Stockholder to the address set forth for the Stockholder on the signature page to this Stockholder Agreement.

     If to the Company:

     USWeb Corporation
     410 Townsend Street
     San Francisco, CA 94107
     Attn:  Chief Executive Officer


     with a copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA 94304
     Attn:  Mark E. Bonham, Esq.
            Steve L. Camahort, Esq.

     (f) Severability. Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Stockholder Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Stockholder Agreement in such jurisdiction, and this Stockholder Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Stockholder Agreement will
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cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Merger Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (k) Governing Law. This Stockholder Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

     (l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS STOCKHOLDER AGREEMENT.

     (m) Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Stockholder Agreement.

     (n) Counterparts. This Merger Agreement may be executed in counterparts, each of which will be considered one and the same Stockholder Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     (o) Recovery of Attorney's Fees. In the event of any litigation between the parties relating to this Stockholder Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.
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     IN WITNESS WHEREOF, the Company and the Stockholder have caused this
Stockholder Agreement to be duly executed as of the day and year first above written.

                                       Company:


                                       By: /s/ Carolyn V. Aver
                                           ---------------------------
                                           Name:  Carolyn V. Aver
                                           Title: Executive Vice President and
                                                    Chief Financial Officer


                                       Stockholder:
                                       -----------


                                       By: /s/ Robert Bernard
                                           --------------------------------
                                       Name: Robert Bernard
                                             ------------------------------


                                       Number of Existing Shares:  12,808,535
                                                                   ----------

                                       Address:

                                       311 South Wacker Drive, Suite 3500
                                       Chicago, IL 60606